                                                          Rule 424(b)(3)
                                                      File No. 333-77281



                             SUPPLEMENT DATED MAY 5,2000

                                        TO

                              PROFILE DATED APRIL 17, 2000
                                        AND
                           PROSPECTUS DATED APRIL 17, 2000


                                        FOR
                                 REGATTA GOLD - NY
                             VARIABLE AND FIXED ANNUITY


         ISSUED BY SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK

    Effective immediately, with the addition of a new variable investment option -- the Strategic Growth Series -- under the Contract, you may allocate your money among 26 variable investment options available under the Regatta Gold - NY Variable and Fixed Annuity. The Strategic Growth Series (which we sometimes refer to as the "Fund") is a series of the MFS/Sun Life Series Trust (the "Series Fund"). Market conditions will determine the value of an investment in the Strategic Growth Series and any other Series of the Series Fund. The Strategic Growth Series and the other Series of the Series Fund are described in the Series Fund prospectus, as supplemented.

     As a result of the addition of the Strategic Growth Series, the Profile dated April 17, 2000 (the "Profile") and the Prospectus dated April 17, 2000 (the "Prospectus") are hereby amended and supplemented as follows:

     1. The third paragraph of Section 1, "The Regatta Gold- NY Annuity," of the Profile and the second paragraph on the cover page of the Prospectus are each amended by deleting the first sentence in its entirety and replacing it with the following:

     "You may choose among 26 variable investment options and a range of fixed options."

     2. The list of the available investing options appearing in Section 4, "Allocation Options," of the Profile and on the cover page of the Prospectus is hereby supplemented by the addition of the Strategic Growth Series.

     3. The summary expense chart appearing in Section 5, "Expenses," of the Profile is hereby supplemented as follows:

                                                                     EXAMPLES:
                            TOTAL ANNUAL  TOTAL ANNUAL   TOTAL     TOTAL EXPENSES
                             INSURANCE        FUND      ANNUAL         AT END
SUB-ACCOUNT                   CHARGES       EXPENSES   EXPENSES   1 YEAR   10 YEARS
------------                 ---------      --------   --------   ------   -------
Strategic Growth Series          1.50%        1.00%      2.50%     $81      $284

     4. The "Underlying Fund Annual Expenses" table and the footnotes thereto appearing on page 5 of the Prospectus are hereby supplemented as follows:

                                                   OTHER                  TOTAL FUND
                               MANAGEMENT       EXPENSES(2)                 EXPENSES(2)
FUND                              FEES     (AFTER REIMBURSEMENT)    (AFTER REIMBURSEMENT)
----                           ----------  ---------------------    ---------------------
Strategic Growth Series(3)         0.75%            0.25%                      1.00%


          (3) MFS has agreed to bear the Fund's expenses such that "Other Expenses," after taking into account the expense offset arrangement described in Footnote (2), above, will not exceed 0.25% annually. This arrangement will continue until at least May 1, 2001, unless changed with the consent of the Series Fund's Board of Directors; provided however, that this arrangement will terminate prior to May 1, 2001, in the event that the Fund's "Other Expenses" equal or fall below 0.25% annually. Without taking into account this fee waiver and/or expense reimbursement, the Fund's "Other Expenses" and "Total Fund Expenses" would be estimated to be 3.26% and 4.01%, respectively.



     4. The "Examples" presented on page 6 of the Prospectus are supplemented as follows:


     If you surrender your Contract at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming an average Contract size of $30,000 and a 5% annual return:


                               1 YEAR      3 YEAR       5 YEAR    10 YEARS
                               ------      ------       ------    --------
Strategic Growth Series          $81        $117         $158       $284

     If you do NOT surrender your Contract, or if you annuitize at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming an average Contract size of $30,000 and a 5% annual return:

                               1 YEAR      3 YEAR       5 YEAR    10 YEARS
                               ------      ------       ------    --------
Strategic Growth Series          $25        $78          $133       $284

     5. The "Variable Account Options: The Funds" section beginning on page 8 of the Prospectus, is supplemented as follows:


             "STRATEGIC GROWTH SERIES will seek capital appreciation."


THIS SUPPLEMENT IS NOT VALID UNLESS ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF REGATTA GOLD - NY VARIABLE AND FIXED ANNUITY, DATED APRIL 17, 2000, AND THE CURRENT PROSPECTUS OF THE MFS/SUN LIFE SERIES TRUST. THIS SUPPLEMENT AND THE PROSPECTUSES SHOULD BE READ AND RETAINED FOR FURTHER REFERENCE.



NYGOLDSUPP 5/00

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